Exhibit 10.1

SECOND AMENDMENT TO OPTION AGREEMENT

THIS SECOND AMENDMENT (this “Second Amendment”) is made as of December __, 2006, by and between SAHARA LAS VEGAS CORP., a Nevada corporation (“Optionor”), and LVTI LLC, a Delaware limited liability company (“Optionee”).

RECITALS

Whereas, Optionor and Optionee entered into that certain Option Agreement dated as of June 24, 2006 (the “Original Agreement”);

Whereas Optionor and Optionee entered into that certain First Amendment to Option Agreement, dated as of September 13, 2006 (the “First Amendment” and collectively with the Original Agreement, the “Agreement”); and

Whereas, Optionor and Optionee now wish to amend the Agreement as provided below in this Second Amendment;

WITNESSETH:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

1. Clause (ii) of Paragraph 2.2 of the Agreement is hereby amended as follows:

(a) the following words are added to the end of the first sentence of clause (ii):

“, and provided, further, that in lieu of making the Second Deposit on or before December 31, 2006, Optionee may elect to pay to Optionor the amount of One Million One Hundred Seventy-Two Thousand Five Hundred and No/100 Dollars ($1,172,500.00) (the “Second Extension Payment”) to extend the date by which the Second Deposit must be paid from December 31, 2006 to and including March 31, 2007, which Second Extension Payment must be paid to Optionor in immediately available funds on or before December 22, 2006.”

and

(b) the second sentence of such clause (ii) is amended by adding the words “the Second Extension Payment,” after the words “Extension Payment,” and before the words “if and when made”.

2. The first sentence in Paragraph 2.2 following clause (iii) thereof is amended by adding the words “the Second Extension Payment,” after the words “Extension Payment,” and before the words “if any”.

3. Paragraph 2.4 of the Agreement is amended by adding the following as a new last sentence thereto: “There shall be no credit against the Purchase Price of the Second Extension Payment.”.

4. Optionee hereby grants its approval under Section 7.1(a) of the Agreement to the execution and delivery of a lease agreement by Optionor with Fontainebleau or its affiliate for a portion of the Real Property to be used for staging, parking and related uses in connection with the construction of a new hotel and casino on a neighboring property; provided, however, that such lease shall be terminable upon not more than 60 days notice after Optionee acquires title to the Real Property; provided, further, that such lease shall not unreasonably interfere with Optionee’s ability to perform its diligence in accordance with the provisions of the Option Agreement.

5. Except as amended hereby, the Agreement is unchanged and as amended hereby the Agreement shall remain in full force and effect.

[Remainder of Page Left Blank. Signatures on Following Page.]

IN WITNESS WHEREFORE, the parties hereto have executed this Second Amendment as of the date first hereinabove written.

OPTIONOR:		OPTIONEE:

SAHARA LAS VEGAS CORP., a Nevada corporation		LVTI LLC, a Delaware limited liability company

		By:	MLVT LLC, a Delaware limited liability company, its Sole Member

By:	/s/ Paul W. Lowden		By:	/s/ Christopher Milam
Name:	Paul W. Lowden		Name:	Christopher Milam
Title:	President		Title:	Sole Member

GUARANTY

The undersigned hereby guarantees the performance of the obligations of Optionor under the Agreement as amended by the foregoing Second Amendment.

GUARANTOR:

ARCHON CORPORATION, a Nevada corporation

By:	/s/ Paul Lowden
Name:	Paul Lowden
Title:	President